EXHIBIT 12.1 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                           Eight Month                Fiscal Year Ended
                                                           Period Ended     ------------------------------------
                                                           December 30,     April 29,     April 24,     April 25,
                                                              2000            2000          1999          1998
                                                           ------------     --------      --------      --------
Earnings
     Income (loss) before income taxes and minority
       interests                                                21.0           66.9          85.8         44.5
     Interest expense                                           39.0           36.9           8.9          8.6
     Amortization of deferred financing costs                    1.3            1.1
     Rental expense interest component                           2.7            3.4           3.7          4.1
                                                             -------          ------        -----        ------

       Earnings                                                 64.0          108.3          98.4         57.2
                                                             =======          ======        =====        ======

Fixed Charges:
     Interest expense                                          (39.0)         (36.9)         (8.9)        (8.6)
     Amortization of deferred financing costs                   (1.3)          (1.1)
     Rental expense interest component                          (2.7)          (3.4)         (3.7)        (4.1)
                                                             -------          ------        -----        ------

       Fixed charges                                           (43.0)         (41.4)        (12.6)       (12.7)
                                                             =======          ======        =====        ======

Ratio of earnings to fixed charges                               1.5            2.6           7.8          4.5


Footnotes

         The data above sets forth the ratio of earnings to fixed charges of Weight Watchers International, Inc. and Subsidiaries ("WWI") for the eight month period ended December 30, 2000, and the fiscal years ended April 29, 2000, April 24, 1999 and April 25, 1998.

         The data for the eight month period ended December 30, 2000, and the fiscal years ended April 29, 2000, April 24, 1999 and April 25, 1998 is derived from the audited historical financial statements, included elsewhere in this document.